Exhibit 99.1

Contact:	FOR IMMEDIATE RELEASE

Francie Nagy

Investor Relations

Tel: +1-212-515-4625

Aircastle Announces Fourth Quarter Common Share Dividend of $0.4375

Stamford, CT. December 13, 2006 − Aircastle Limited (NYSE: AYR) announced today that its Board of Directors declared a fourth quarter cash dividend on its common shares of $0.4375 per share. This dividend is payable on January 15, 2007 to holders of record of Aircastle’s common shares on December 29, 2006. Aircastle announces dividends on a quarterly basis, separately from quarterly earnings announcements.

Ron Wainshal, Chief Executive Officer, was quoted as saying, ‘‘The increase in our dividend reflects our success in making additional accretive investments as well as strong portfolio performance.’’

About Aircastle Limited

Aircastle Limited is an aviation company that acquires, owns and leases high-utility commercial jet aircraft to airlines throughout the world. As of December 11, 2006, Aircastle has acquired and committed to acquire $1.9 billion of aviation assets including 73 aircraft leased to 35 lessees located in 24 countries.

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